EXHIBIT
                               4.3
THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTEND APPLICABLE, PURSUANT TO RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR
(iii) UPON THE DELIVERY BY THE HOLDER TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, STATING THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS
CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

                    EXERCISABLE ON OR BEFORE
            5:00 P.M, NEW YORK TIME, JANUARY 31, 1997

No. W-16                                          74,582 Warrants

                       WARRANT CERTIFICATE

     This Warrant Certificate certifies that Whale Securities Co., L.P or registered assigns, is the registered holder of 74,582 Warrants to purchase, at any time from January 31, 1993 until 5:00 P.M. New York City time on January 31, 1997 ("Expiration Date"), up to an aggregate of 74,582 units ("Units"), each consisting of four fully-paid and non-assessable shares of common stock, $.01 par value ("Common Stock"), of Staff Builders, Inc., a Delaware corporation (the "Company"), and two Common Stock Purchase Warrants, each Common Stock Purchase Warrant Entitling the holder thereof to purchase one share of Common Stock (collectively, the "Unit Warrants"), at the initial exercise price, subject to adjustment in certain events (the "Exercise Price"), of $9.90 per Unit upon surrender of this Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the warrant agreement dated as of January 31, 1992 between the Company and Whale Securities Co., L.P. (("Whale") (the "Warrant Agreement"). Payment of the Exercise Price may be made in cash, or by certified or official bank check in New York Clearing House funds payable to the order of the Company, or any combination of cash or check.

     Each Unit Warrant issuable upon the exercise of a Warrant is initially exercisable from january 31, 1993, through January 31, 1995, for one (1) fully-paid and nonassessable share of Common Stock at an initial exercise price of $4.95. the Unit Warrants are issuable pursuant to the terms and provisions of a certain agreement dated as of January 31, 1992 among the Company, American


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Stock transfer & Trust Company and Whale (the "Unit Warrant
Agreement"). the Unit Warrant Agreement is hereby incorporated by reference in an made a part of this instrument and is hereby referred to (except as otherwise provided in the Warrant Agreement) for a description of the rights, limitations of rights, manner of exercise, anti-dilution provisions and other provisions with respect to the Unit Warrants, provided, however, the Unit Warrants are not redeemable by the Company at any time.

     No Warrant may be exercised after 5:00 P.M., New York City time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

     The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants.

     The Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; provided, however, that the failure of the Company to issue such new Warrant certificates shall not in any way change, alter, or otherwise impair, the rights of the holder as set forth in the Warrant Agreement.

     Upon due presentation for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax, or other governmental charge imposed in connection therewith.

     Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such number of unexercised Warrants.

     The Company may deem and threat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate
(notwithstanding any notation of ownership or other writing heron

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made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

     IN WITNESS WHEREOF, the Company has caused this Warrant
Certificate to be duly executed under its corporate seal.

Dated: September 25, 1995          Staff Builders, Inc.

[SEAL}                             By:     /s/ Stephen Savitsky
                                        Name: Stephen Savitsky
                                        Title: President


Attest:     /s/ David Savitsky






























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